UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 5, 2014

Vycor Medical, Inc.

(Exact name of registrant)

Delaware	333-149782	20-3369218
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6401 Congress Avenue, Suite 140

Boca Raton, FL 33487

(Address of principal executive offices and zip code)

561-558-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Please see Item 3.03, below.

Item 3.02 Unregistered Sales of Equity Securities

Please see Item 3.03, below.

Item 3.03 Material Modification to Rights of Security Holders.

On August 5, 2014, Vycor Medical, Inc. (the “Company”) entered into a series of agreements with its largest shareholder, Fountainhead Capital Management Limited (“Fountainhead”), along with certain other related and non-related parties (together, the “Fountainhead Parties”), to exchange all of the parties’ $2,355,587 of debt into an equivalent amount of Company preferred equity.  This equity exchange will result in the Company’s Shareholders’ Equity being increased by $2,355,587, equivalent to the face amount of the exchanged debt. This exchange is in addition to the conversion by Fountainhead in January 2014 of $1,426,542 of accrued consulting fees into an investment in the Company’s recently-completed Offering, over and above the $5 million raised from investors in that Offering.

Under the terms of the exchange, the Fountainhead Parties will receive $2,355,587 of newly-issued Company Series D preferred shares (“Series D”) that will be convertible into Company Common Shares at a price of $2.15. The Series D will carry a cumulative preferred dividend of 7% per annum, payable in cash or Series D at the Company’s option. The Company is able to redeem the Series D at par at any time, at its sole option. The Fountainhead Parties will also receive a number of warrants equivalent to 75% of the Company Common Shares issuable on conversion of the Series D, exercisable at $3.08 per share for a period of three (3) years from the date of issuance.

Under Applicable Accounting Guidance ASC 405 and 470, the exchange is accounted for as an extinguishment of debt. The Company is required to compare the carrying value of the securities being extinguished (without placing any value on security preference, default protection, conversion rights or other matters) with the fair value of the securities being issued in exchange. The fair values are determined using a variety of techniques including as Black-Scholes and Monte Carlo simulation, taking into account stock volatility but not stock illiquidity, to derive a theoretical fair value. The securities issued in exchange are then recorded on the balance sheet at this fair value and the difference between fair value of the new securities and the carrying value of the extinguished securities is recognized in the income statement as a gain or loss. The Company’s Board of Directors commissioned an independent third party to carry out a valuation of the securities which are the subject of the exchange.  Each of these transactions was reviewed and approved by the Audit Committee of the Company’s board of directors and a majority of the Company’s independent directors.

Under the terms of the exchange, the total theoretical fair value of the new securities (Series D and warrants) is approximately $3,000,000 compared to the carrying value of the debt of $2,355,587. This results in a theoretical cost of debt extinguishment of approximately $645,000. The net impact, however, is to increase Shareholder’s Equity by $2,355,587, equivalent to the current debt.

At the same time, in a transaction not related to the aforementioned exchange of securities, Fountainhead entered into an agreement with the Company preventing Fountainhead from selling any Company Common Shares currently held by Fountainhead below $4.50 per share. In return, the Company agreed to extend the life of certain of Fountainhead’s existing warrants expiring in 2015 to the expiration date of the warrants being issued under the exchange.

On August 5, 2014, the Company issued a press release relating to the aforementioned transaction.  A copy of the press release is attached hereto as Exhibit 99.1.

Please refer to Item 9.01 for a list of certain transaction documents which are attached as Exhibits to this Report and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 4.1

Certificate of Designations for Vycor Medical, Inc. Series D Convertible Preferred Stock

Exhibit 10.1

Form of Securities Exchange Agreement dated as of August 5, 2014 by and between Vycor Medical, Inc. and Fountainhead Capital Management Limited

Exhibit 10.2

Form of Agreement dated as of August 5, 2014 by and between Vycor Medical, Inc. and Fountainhead Capital Management Limited

Exhibit 10.3

Form of Vycor Medical, Inc. Series A Warrant

Exhibit 10.4

Form of Vycor Medical, Inc. Series B Warrant

Exhibit 99.1.        Vycor Medical, Inc. Press Release dated August 5, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VYCOR MEDICAL, INC.

By:	/s/ Peter Zachariou
Name:	Peter Zachariou
Title:	Chief Executive Officer

Dated:  August 8, 2014